                                                               HEI Exhibit 12(a)
                                                               -----------------

Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

                                             Three months ended      Three months ended
                                                 March 31,               March 31,
                                             ------------------      ------------------
(dollars in thousands)                        1994(1)     1994(2)     1993(1)    1993(2)
- - ----------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges
   The Company (3)........................   $ 18,025    $ 36,327    $ 16,368    $ 36,686
   Proportionate share of fifty-percent-
     owned persons........................         81          81         205         205
Interest component of rentals.............        888         888       1,013       1,013
Pretax preferred stock dividend
  requirements of subsidiaries............      3,066       3,066       2,696       2,696
                                              -------     -------     -------     -------
TOTAL FIXED CHARGES.......................    $22,060     $40,362     $20,282     $40,600
                                              =======     =======     =======     =======
EARNINGS
Pretax income from continuing
 operations...............................    $21,344     $21,344     $16,416     $16,416
Fixed charges, as shown...................     22,060      40,362      20,282      40,600
Interest capitalized
  The Company.............................       (970)       (970)       (923)       (923)
  Proportionate share of
   fifty-percent-owned persons............        (81)        (81)        (91)        (91)
                                              -------     -------     -------     -------
EARNINGS AVAILABLE FOR FIXED
 CHARGES..................................    $42,353     $60,655     $35,684     $56,002
                                              =======     =======     =======     =======
RATIO OF EARNINGS TO FIXED CHARGES........     1.92         1.50        1.76       1.38
                                              =======     =======     =======     =======

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statement of income.